Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS THIRD-QUARTER 2005 RESULTS
— Net sales down 3%; net loss of $(0.14) per diluted share —
WARREN, Ohio – October 27, 2005 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $158.7 million and a net loss of $(3.3) million, or $(0.14) per diluted share, for the third quarter ended October 1, 2005.
Net sales decreased $5.6 million, or 3.4 percent, to $158.7 million, compared with $164.3 million for the third quarter of 2004. The decrease in sales was primarily due to decreased commercial vehicle production and product price reductions. The effect of foreign currency translation reduced third-quarter net sales by approximately $0.5 million compared with the same period in 2004.
Net loss for the third quarter was $(3.3) million, or $(0.14) per diluted share, compared with net income of $3.9 million, or $0.17 per diluted share, in the third quarter of 2004. The decrease in net income was primarily the result of the Company’s previously disclosed restructuring activities and related operating inefficiencies, along with product price reductions and estimated non-cash losses from bad debt reserves required as a result of the October 8, 2005 bankruptcy protection filing of one of our customers, Delphi Corporation. The Company recorded a pre-tax, non-cash charge of $2.4 million related to Delphi’s bankruptcy filing.
The Company also recorded a pre-tax restructuring charge of $0.8 million in the third quarter of 2005, primarily related to severance and facility closure costs associated with previously announced plant consolidations. These plant consolidations are the result of the Company’s cost-reduction initiatives.
“The environment for suppliers in the North American automotive industry remains challenging as evidenced by Delphi’s bankruptcy filing,” said Gerald V. Pisani, president and chief executive officer. “Stoneridge is committed to overcoming these challenges through our cost-reduction programs and our focus on organic growth of our highly engineered electrical and electronic products.”
For the nine months ended October 1, 2005, net sales were $519.8 million, an increase of $1.4 million compared with $518.4 million for the nine months ended September 30, 2004. Net income for the first nine months of 2005 was $3.9 million, or $0.17 per diluted share, compared with $22.4 million, or $0.98 per diluted share, in the comparable 2004 nine-month period.
Net cash provided by operating activities for the nine months ended October 1, 2005 was $15.5 million, compared with $27.8 million for the nine months ended September 30, 2004. The decrease in cash provided by operating activities was primarily due to the decrease in net income offset slightly by decreases in working capital levels.
Outlook

Based on the current industry outlook, Stoneridge anticipates full-year 2005 net income to be between $0.10 and $0.20 per diluted share. This revised outlook compares to the Company’s previous guidance of net income between $0.40 and $0.50 per diluted share. Reduced production volumes in the North American light vehicle and commercial vehicle markets and the timing of expected restructuring benefits unfavorably affected the Company’s fourth-quarter outlook.
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Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2005 third-quarter results can be accessed at 11 a.m. Eastern time on Thursday, October 27, 2005, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2004 were approximately $682 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443
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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	For the Three		For the Nine
	Months Ended		Months Ended
	October 1,	September 30,	October 1,	September 30,
	2005	2004	2005	2004
NET SALES	$158,715	$164,286	$519,849	$518,365

COSTS AND EXPENSES:
Cost of goods sold	127,154	124,634	401,238	385,268
Selling, general and administrative	31,023	28,759	92,539	82,668
Restructuring charges	823	320	4,627	525

OPERATING INCOME (LOSS)	(285)	10,573	21,445	49,904

Interest expense, net	5,936	6,031	17,973	18,528
Other income, net	(1,505)	(358)	(4,103)	(757)

INCOME (LOSS) BEFORE INCOME TAXES	(4,716)	4,900	7,575	32,133

Provision (benefit) for income taxes.	(1,424)	979	3,683	9,712

NET INCOME (LOSS)	$(3,292)	$3,921	$3,892	$22,421

BASIC NET INCOME (LOSS) PER SHARE	$(0.14)	$0.17	$0.17	$0.99

BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING	22,726	22,630	22,701	22,605

DILUTED NET INCOME (LOSS) PER SHARE	$(0.14)	$0.17	$0.17	$0.98

DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	22,726	22,925	22,940	22,863

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STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 1,	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$45,926	$52,332
Accounts receivable, net	111,386	100,615
Inventories, net	53,704	56,397
Prepaid expenses and other	15,587	11,416
Deferred income taxes	8,512	13,282

Total current assets	235,115	234,042

PROPERTY, PLANT AND EQUIPMENT, NET	112,108	114,004
OTHER ASSETS:
Goodwill	65,176	65,176
Investments and other, net	28,669	24,979
Deferred income taxes	39,194	34,800

TOTAL ASSETS	$480,262	$473,001

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$19	$109
Accounts payable	60,117	57,709
Accrued expenses and other	55,905	52,907

Total current liabilities	116,041	110,725

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	200,046	200,052
Other liabilities	6,353	6,619

Total long-term liabilities	206,399	206,671

SHAREHOLDERS’ EQUITY:
Preferred shares, without par value, 5,000 authorized, none issued	—	—
Common shares, without par value, 60,000 shares authorized, 23,232 and 22,788 shares issued as of October 1, 2005 and December 31, 2004, respectively, with no stated value	—	—
Additional paid-in capital	147,068	145,764
Common shares held in treasury, 49 shares as of October 1, 2005, and 8 shares as of December 31, 2004, at cost	(65)	—
Retained earnings	10,147	6,255
Accumulated other comprehensive income	672	3,586

Total shareholders’ equity	157,822	155,605

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$480,262	$473,001

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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Nine
	Months Ended
	October 1,	September 30,
	2005	2004
OPERATING ACTIVITIES:
Net cash provided by operating activities.	$15,521	$27,829

INVESTING ACTIVITIES:
Capital expenditures	(20,934)	(18,108)
Proceeds from sale of fixed assets	1,664	16
Business acquisitions and other	(282)	(714)

Net cash used by investing activities	(19,552)	(18,806)

FINANCING ACTIVITIES:
Repayments of long-term debt	(96)	(359)
Share-based compensation activity	3	(586)
Other financing costs	(75)	(134)

Net cash used by financing activities	(168)	(1,079)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,207)	59

NET CHANGE IN CASH AND CASH EQUIVALENTS	(6,406)	8,003

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	52,332	24,142

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$45,926	$32,145